FOR IMMEDIATE RELEASE	STERLING BANCORP CONTACT:
July 25, 2017	Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
http://www.sterlingbancorp.com

Sterling Bancorp Announces Record Operating Results for the Three Months Ended June 30, 2017.
Strong operating performance continued in the second quarter, highlighted by GAAP diluted earnings per share of $0.31, record adjusted diluted earnings per share1 of $0.33, and new highs in loans and deposits.
Key Performance Highlights for the Three Months ended June 30, 2017 vs. June 30, 2016

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	2016	2017	Change % / bps	2016	2017	Change % / bps
Total revenue[2]	$120,822	$126,876	5.0%	$119,509	$131,301	9.9%
Net income	37,770	42,400	12.3	35,414	44,393	25.4
Diluted EPS	0.29	0.31	6.9	0.27	0.33	22.2
Net interest margin[3]	3.49%	3.35%	(14)	3.60%	3.47%	(13)
Return on average tangible equity	16.14	14.74	(140)	15.14	15.43	29
Return on average tangible assets	1.27	1.22	(5)	1.19	1.28	9
Operating efficiency ratio[4]	49.4	47.0	(240)	47.2	42.0	(520)

▪	Total portfolio loans gross reached a record $10.2 billion as of June 30, 2017.

▪	Loan growth was $1.6 billion, or 19.1% (end of period balances, including acquired loans).

▪	Deposit growth was $717.2 million, or 7.3% (end of period balances).

▪	Loans to deposits ratio of 97.4%; total deposits reached $10.5 billion at June 30, 2017.

Key Highlights for the Three Months ended June 30, 2017 vs. linked quarter March 31, 2017

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	3/31/2017	6/30/2017	Change % / bps	3/31/2017	6/30/2017	Change % / bps
Total revenue[2]	$121,626	$126,876	4.3%	$125,751	$131,301	4.4%
Net income	39,067	42,400	8.5	41,461	44,393	7.1
Diluted EPS	0.29	0.31	6.9	0.31	0.33	6.5
Net interest margin[3]	3.42%	3.35%	(7)	3.55%	3.47%	(8)
Return on average tangible equity	14.31	14.74	43	15.19	15.43	24
Return on average tangible assets	1.20	1.22	2	1.27	1.28	1
Operating efficiency ratio[4]	49.6	47.0	(260)	43.7	42.0	(170)

▪	Annualized loan growth of 19.2% (end of period balances) and 21.8% (average balances) over the linked quarter.

▪	Total retail and commercial deposits increased by $248.2 million, or annualized growth of 13.2%.

▪	As adjusted diluted EPS, return on average tangible assets and return on average tangible equity reached record highs.

▪	As adjusted operating efficiency ratio decreased to a record low at 42.0%.

▪	Merger with Astoria Financial Corporation (“Astoria”) approved by Sterling and Astoria shareholders in June 2017.

▪	Announced receipt of Kroll debt rating of BBB+ at Sterling Bancorp and A- at Sterling National Bank.

1. Non-GAAP / as adjusted measures are defined in the non-GAAP tables beginning on page 16.
2. Total revenue is equal to net interest plus non interest income. Total revenue as adjusted is equal to tax equivalent net interest income plus non-interest income excluding securities gains and losses.
3. Net interest margin is equal to net interest income as a percentage of interest earnings assets. Net interest margin as adjusted is equal to net interest margin plus the tax equivalent adjustment for tax exempt securities.
4. See page 17 for an explanation of the operating efficiency ratio.

MONTEBELLO, N.Y. – July 25, 2017 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced results for the three and six months ended June 30, 2017. Net income for the quarter ended June 30, 2017 was $42.4 million, or $0.31 per diluted share, compared to net income of $39.1 million, or $0.29 per diluted share, for the linked quarter ended March 31, 2017 and net income of $37.8 million, or $0.29 per diluted share, for the three months ended June 30, 2016.
Net income for the six months ended June 30, 2017 was $81.5 million, or $0.60 per diluted share, compared to net income of $61.5 million, or $0.47 per diluted share, for the six months ended June 30, 2016.
President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “Our positive momentum in operating performance continued in the second quarter of 2017, as we reached new records in loans, deposits, revenues and profitability. As of June 30, 2017, our total assets reached $15.4 billion, compared to $13.1 billion a year ago. Our total portfolio loans gross were $10.2 billion, compared to $8.6 billion a year ago, and our total deposits were $10.5 billion, compared to $9.8 billion a year ago. We continue to make progress in building a high performing regional bank that focuses on serving commercial middle market clients and consumers in the most attractive markets in the Greater New York metropolitan area.
“We had strong earnings performance in the quarter. Our GAAP net income was $42.4 million, or $0.31 per diluted share. Our adjusted net income was $44.4 million and adjusted diluted earnings per share were $0.33, compared to $35.4 million and $0.27, respectively, for the second quarter of 2016. This represents growth in adjusted net income and adjusted diluted earnings per share of 25.4% and 22.2%, respectively. We continue to focus on controlling our operating expenses and improving our operating efficiency. During the quarter, our reported operating efficiency was 47.0% and our adjusted operating efficiency ratio was 42.0%. This represents a decrease of 240 and 520 basis points, respectively, relative to the same quarter a year ago. We also continue to improve our operating leverage. For the quarter ended June 30, 2017, adjusted total revenue grew 9.9% while adjusted non-interest expense declined 2.3% relative to the same quarter a year ago. We have also continued our strategy of reducing our real estate footprint and consolidated two financial center locations during the quarter.
“We have a strong balance sheet with a loan portfolio that has a balanced mix of 45.1% commercial and industrial loans, 43.3% commercial real estate loans, 2.2% acquisition development and construction loans and 9.4% consumer loans. Our diversified loan portfolio and businesses position us well for a rising interest rate environment. During the quarter, the weighted average yield on loans was 4.58%, an increase of one basis point over the linked quarter; excluding the impact of accretion income on acquired loans, yield on loans increased five basis points to 4.47%. We continue to maintain a strong funding profile with a loans to deposits ratio of approximately 97.4% and a weighted average cost of deposits of 0.43%. Our net interest margin was 3.47% on a tax equivalent basis, which represented a decrease of eight basis points over the linked quarter, which was mainly due to lower accretion income, lower prepayment penalties and a shift in the composition of our earning assets in the quarter. Based on our business mix and opportunities for growth in loans and deposits, we anticipate that net interest margin excluding accretion income on acquired loans should increase in the second half of the year, in-line with the guidance we have provided previously of 3.45% to 3.50% for the full year 2017.
“On June 13, 2017, we announced that shareholders of the Company and Astoria voted overwhelmingly in support of our merger with Astoria. Astoria operates in highly attractive markets in New York City and Long Island, has a premier low cost deposit base and the merger will allow us to further accelerate our strategy of building a high performing regional bank. The combined company will have approximately $29 billion in assets and $19 billion in deposits in the Greater New York metropolitan area. We anticipate the merger will close in early fourth quarter 2017, subject to, among other items, regulatory approvals, and will be immediately accretive to tangible book value and earnings per share.
“Lastly, we have declared a dividend on our common stock of $0.07 per share payable on August 21, 2017 to holders of record as of August 7, 2017. Thank you to all of our clients, colleagues and stockholders for your continued support, and we look forward to welcoming our new partners at Astoria so we can work together to build a stronger, more diversified and more profitable company.”
Reconciliation of GAAP Results to Adjusted Results (non-GAAP)
GAAP net income of $42.4 million, or $0.31 per diluted share, for the second quarter of 2017, included a pre-tax net loss on sale of securities of $230 thousand, a pre-tax charge of $1.8 million due to merger-related expense associated with the pending merger with Astoria, a pre-tax charge of $603 thousand associated with the consolidation of financial centers, and the pre-tax amortization of non-compete agreements and acquired customer list intangibles of $354 thousand. Excluding the impact of these items and their corresponding tax adjustment at the Company’s estimated effective tax rate of 32.5% for full year 2017, adjusted net income was $44.4 million, or $0.33 per diluted share.

Non-GAAP financial measures include references to the terms “adjusted” or “excluding”. See the reconciliation of the Company’s non-GAAP financial measures beginning on page 16.

Net Interest Income and Margin

($ in thousands)	For the three months ended			Change % / bps
	6/30/2016	3/31/2017	6/30/2017	Y-o-Y	Linked Qtr
Interest income	$114,309	$126,000	$134,263	17.5%	6.6%
Interest expense	13,929	17,210	21,005	50.8	22.1
Net interest income	$100,380	$108,790	$113,258	12.8	4.1

Accretion income on acquired loans	$4,088	$3,482	$2,888	(29.4)%	(17.1)%
Yield on loans	4.68%	4.57%	4.58%	(10)	1
Tax equivalent yield on investment securities	2.76	2.97	2.93	17	(4)
Tax equivalent yield on interest earning assets	4.09	4.09	4.09	—	—
Cost of total deposits	0.35	0.38	0.43	8	5
Cost of interest bearing deposits	0.52	0.55	0.62	10	7
Cost of borrowings	1.73	1.74	1.75	2	1
Tax equivalent net interest margin[5]	3.60	3.55	3.47	(13)	(8)

Average loans, includes loans held for sale	$8,313,529	$9,281,516	$9,786,423	17.7%	5.4%
Average investment securities	2,869,651	3,273,658	3,434,535	19.7	4.9
Average total earning assets	11,558,424	12,889,578	13,562,853	17.3	5.2
Average deposits and mortgage escrow	9,561,997	10,186,615	10,285,349	7.6	1.0
5 Tax equivalent net interest margin is equal to net interest income plus the tax equivalent adjustment for tax exempt securities divided by average earning assets.

Second quarter 2017 compared with second quarter 2016
Net interest income was $113.3 million, an increase of $12.9 million compared to the second quarter of 2016. This was mainly due to an increase in average loans originated through our commercial banking teams and the franchise finance loan portfolio acquired from GE Capital, which closed in September 2016. Other key components of the changes in net interest income were the following:

▪
The yield on loans was 4.58%, compared to 4.68% for the three months ended June 30, 2016. The decline in yield on loans was mainly due to lower accretion income on acquired loans of $2.9 million compared to $4.1 million in the second quarter of 2016. In addition, prepayment penalties in the second quarter of 2017 were $747 thousand lower than the year earlier period.

▪	Average commercial loans were $8.8 billion compared to $7.3 billion in the second quarter of 2016, an increase of $1.5 billion or 21.0%.

▪
The tax equivalent yield on investment securities increased 17 basis points to 2.93%. This was mainly due to an increase in the proportion of tax exempt securities in the investment portfolio and an increase in market interest rates. Average tax exempt securities balances grew to $1.3 billion for the quarter ended June 30, 2017, compared to $837.1 million in the second quarter of 2016.

▪	Average investment securities to average total earnings assets were 25.3% in the quarter compared to 24.8% in the same quarter a year ago.

▪	The tax equivalent yield on interest earning assets was unchanged between the periods at 4.09%.

▪	The cost of total deposits was 43 basis points and the cost of borrowings was 1.75%, compared to 35 basis points and 1.73%, respectively, for the same period a year ago.

▪	Tax equivalent net interest margin was 3.47% compared to 3.60% for the same period a year ago.

▪	Excluding the impact of accretion income on acquired loans, tax equivalent net interest margin was 3.39% compared to 3.46% for the same period a year ago.

Second quarter 2017 compared with linked quarter ended March 31, 2017
Net interest income increased $4.5 million, or 16.5% annualized, compared to the linked quarter ended March 31, 2017. The increase in net interest income in the second quarter of 2017 relative to the linked quarter was mainly due to the increase in the average balance of loans outstanding in the second quarter of 2017. Key components of the changes in net interest income in the linked quarter were the following:

▪	The yield on loans was 4.58% compared to 4.57% for the linked quarter, an increase of one basis point, which was mainly due to an increase in market interest rates.

▪	Accretion income on acquired loans was $2.9 million in the second quarter of 2017 compared to $3.5 million in the linked quarter.

▪
The average balance of loans increased $504.9 million for the second quarter of 2017 compared to the linked quarter. Based on end of period balances, total loans increased $468.4 million, or 19.2% annualized relative to the linked quarter. Similar to the first quarter of 2017, the majority of loan growth in the second quarter was originated in the month of June; as a result, average loans should increase in the third quarter of 2017.

▪
The tax equivalent yield on investment securities decreased four basis points to 2.93% in the second quarter of 2017. This was mainly the result of investment securities acquired in the quarter as we reposition our securities portfolio in anticipation of the merger with Astoria. Average investment securities increased $160.9 million compared to the linked quarter.

▪	The company intends to maintain a higher proportion of investment securities to total earning assets of approximately 25.0% in anticipation of the Astoria merger.

▪	The tax equivalent yield on interest earning assets was unchanged at 4.09% in the quarter.

▪	The cost of total deposits increased five basis points to 43 basis points in the quarter. The total cost of borrowings increased one basis point to 1.75%.

▪
Average interest bearing deposits increased by $90.7 million and average borrowings increased $514.8 million relative to the linked quarter, which resulted in an increase of $3.8 million in interest expense.

▪
Tax equivalent net interest margin was 3.47% compared to 3.55% in the linked quarter. The decrease was mainly due to lower accretion income on acquired loans of $594 thousand and lower prepayment penalties of $870 thousand relative to the linked quarter.

▪	Excluding the impact of accretion income on acquired loans, tax equivalent net interest margin was 3.39% compared to 3.44% for the linked quarter.

Non-interest Income

($ in thousands)	For the three months ended			Change %
	6/30/2016	3/31/2017	6/30/2017	Y-o-Y	Linked Qtr
Total non-interest income	$20,442	$12,836	$13,618	(33.4)%	6.1%
Net gain (loss) on sale of securities	4,474	(23)	(230)	(105.1)	NM
Adjusted non-interest income	$15,968	$12,859	$13,848	(13.3)	7.7

Second quarter 2017 compared with second quarter 2016
Excluding net gain (loss) on sale of securities, adjusted non-interest income declined $2.1 million in the second quarter of 2017 to $13.8 million compared to $16.0 million in the same quarter last year. The change was mainly due to a decrease in mortgage banking fee income of $2.2 million resulting from the sale of our residential mortgage originations business, which occurred in the third quarter of 2016; a decrease of $0.8 million in deposit fees and service charges, associated mainly with the impact of the Durbin Amendment, which decreased our interchange revenue from July 1, 2016 onward; and a decline in investment management fees of $611 thousand, mainly due to the sale of our trust division in the fourth quarter of 2016. Partially offsetting these decreases was an increase in other non-interest income of $1.2 million, which was due to an increase in letters of credit fees, higher other commissions and loan fees, syndication fees and loan swap fees in each case generated by our commercial banking teams.

Second quarter 2017 compared with linked quarter ended March 31, 2017
Excluding net gain (loss) on sale of securities, adjusted non-interest income increased approximately $1.0 million from $12.9 million in the linked quarter ended March 31, 2017 to $13.8 million in the second quarter of 2017. This was mainly due to higher accounts receivable and factoring commissions of $368 thousand, higher other non-interest income of $474 thousand due mainly to an increase in loan swap fees, and higher investment management fees of $92 thousand due to increased sales of annuities through our financial centers. These increases were partially offset by a decrease in deposit fees and service charges of $86 thousand and a decrease in mortgage banking income of $141 thousand.

Non-interest Expense

($ in thousands)	For the three months ended			Change % / bps
	6/30/2016	3/31/2017	6/30/2017	Y-o-Y	Linked Qtr
Compensation and benefits	$31,336	$31,391	$31,394	0.2%	—%
Occupancy and office operations	8,810	8,134	8,833	0.3	8.6
Merger-related expense	—	3,127	1,766	NM	NM
Charge for asset write-downs	—	—	603	NM	NM
Other real estate owned, net (“OREO”)	541	1,676	112	(79.3)	(93.3)
Other expenses	18,953	16,022	16,949	(10.6)	5.8
Total non-interest expense	$59,640	$60,350	$59,657	—	(1.1)
Full time equivalent employees (“FTEs”) at period end	1,065	978	997	(6.4)	1.9
Financial centers at period end	42	42	40	(4.8)	(4.8)
Efficiency ratio, as reported	49.4%	49.6%	47.0%	240	260
Efficiency ratio, as adjusted[6]	47.2	43.7	42.0	520	170
6 See a reconciliation of this non-GAAP financial measure on page 16.

Second quarter 2017 compared with second quarter 2016
Total non-interest expense increased $17 thousand relative to the second quarter of 2016. Total non-interest expense included $1.8 million of merger-related expense incurred in connection with the pending Astoria merger and a $603 thousand charge incurred on the consolidation of two financial centers. Compensation and benefits increased $58 thousand between the periods. Total FTE declined by 68 between the periods mainly due to the sale of the residential mortgage originations business, the sale of the trust division and the consolidation of several financial centers over the last 12 months. Total non-interest expense was positively impacted by a $429 thousand decline in OREO and a $2.0 million decline in other expenses, which was mainly due to lower amortization of intangible assets of $1.1 million. Regulatory fees and assessments also decreased by $266 thousand, as FDIC deposit insurance fees assessed to the bank were reduced.

Second quarter 2017 compared with linked quarter ended March 31, 2017
Total non-interest expense decreased $693 thousand from $60.4 million in the linked quarter to $59.7 million in the second quarter of 2017. The decrease was mainly related to a $1.4 million decline in merger-related expense, and a $1.6 million decline in OREO. In the first quarter of 2017 we incurred OREO expense to write-down properties to their fair value based on updated appraisals and pending and completed sales. Partially offsetting the decline in merger-related expense and OREO expense was a $603 thousand charge to consolidate two financial centers. Occupancy and office operations increased $699 thousand mainly due to an increase in equipment and software maintenance expense. FTE increased by19 relative to the linked quarter due to the addition of two new commercial banking teams, the addition of personnel to existing teams and an increase in risk management personnel.

Taxes

We recorded income tax expense at an effective tax rate of 32.4% for the second quarter of 2017, compared to 32.8% in the second quarter of 2016. The effective tax rate in the linked quarter ended March 31, 2017 was 31.2%.

The adoption of a new accounting standard in the first quarter of 2017 requires that tax benefits in excess of compensation costs associated with our stock-based compensation plans be included in income tax expense as a discrete item. In the first quarter of 2017, we recorded a tax benefit of $742 thousand associated with the vesting of stock-based compensation which reduced our tax rate by 1.3% for the period. In the second quarter of 2017, the tax benefit was $64 thousand and reduced our effective tax rate by 10 basis points from our expected 32.5% for the three months ended June 30, 2017. We anticipate our effective income tax rate, excluding the impact of income tax expense associated with vested stock-based compensation plans in 2017 will remain between 32% and 33%. However, the effective income tax rate may change materially should changes to current tax law be enacted in 2017. Any changes to current tax law may also have an impact on our deferred tax position.

Key Balance Sheet Highlights as of June 30, 2017

($ in thousands)	As of			Change % / bps
	6/30/2016	3/31/2017	6/30/2017	Y-o-Y	Linked Qtr
Total assets	$13,065,248	$14,659,337	$15,376,676	17.7%	4.9%
Total portfolio loans, gross	8,594,295	9,763,967	10,232,317	19.1	4.8
Commercial & industrial (“C&I”) loans	3,639,169	4,181,818	4,619,789	26.9	10.5
Commercial real estate loans	3,782,659	4,376,645	4,430,985	17.1	1.2
Acquisition, development and construction loans	207,868	238,966	223,713	7.6	(6.4)
Total commercial loans	7,629,696	8,797,429	9,274,487	21.6	5.4
Total deposits	9,785,556	10,251,725	10,502,710	7.3	2.4
Core deposits[6]	8,809,242	9,087,137	9,230,918	4.8	1.6
Investment securities	2,980,059	3,416,395	3,552,176	19.2	4.0
Total borrowings	1,309,954	2,328,576	2,661,838	103.2	14.3
Loans to deposits	87.8%	95.2%	97.4%	960	220
Core deposits to total deposits	90.0	88.6	87.9	(210)	(70)
Investment securities to total assets	22.8	23.3	23.1	30	(20)
6 Core deposits include retail, commercial and municipal transaction, money market and savings accounts and exclude certificates of deposit and brokered deposits, except for reciprocal Certificate of Deposit Account Registry balances.

Highlights in balance sheet items as of June 30, 2017 were the following:

▪
C&I loans (which include traditional C&I, asset-based lending, payroll finance, warehouse lending, factored receivables, equipment financing and public sector finance loans) represented 45.1%, commercial real estate loans represented 43.3%, consumer and residential mortgage loans combined represented 9.4%, and acquisition, development and construction loans represented 2.2% of the total loan portfolio. Loan growth was driven by our commercial banking teams and the GE portfolio of restaurant franchise loans acquired in September 2016.

▪
Commercial loan growth, which includes all C&I loans, commercial real estate and acquisition, development and construction loans, was $1.6 billion for the twelve months ended June 30, 2017. Commercial loan growth was $477.1 million relative to the linked quarter.

▪	Mortgage warehouse lending balances were $687.7 million at June 30, 2017, an increase of $201.3 million, or 41.4%, compared to March 31, 2017.

▪
Aggregate exposure to taxi medallion relationships was $48.6 million, which represented 0.48% of total loans as of June 30, 2017, a decline of $3.0 million from $51.7 million as of December 31, 2016. The decline was due to repayments.

▪
Total deposits at June 30, 2017 increased $251.0 million, or 2.4%, compared to March 31, 2017, and increased $717.2 million, or 7.3%, over June 30, 2016. The increase in deposits was mainly due to growth in commercial deposits.

▪
Core deposits at June 30, 2017 increased $143.8 million, compared to March 31, 2017. The increase was mainly due to growth in commercial deposits. Core deposits increased $421.7 million, or 4.8%, over June 30, 2016.[6]

▪	Municipal deposits were $1.3 billion and decreased by $94.3 million relative to the linked quarter. Municipal deposits experience seasonal lows in the second quarter.

▪	Total retail and commercial deposits increased by $248.2 million relative to the linked quarter, which represented an annualized growth rate of 13.2%.

▪
Investment securities increased by $135.8 million relative to the linked quarter, and represented 23.1% of total assets. The company intends to maintain a proportion of investment securities to total assets of 23.0% to 25.0% in anticipation of the Astoria merger.

Credit Quality

($ in thousands)	For the three months ended			Change % / bps
	6/30/2016	3/31/2017	6/30/2017	Y-o-Y	Linked Qtr
Provision for loan losses	$5,000	$4,500	$4,500	(10.0)%	—%
Net charge-offs	2,149	1,183	1,288	(40.1)	8.9
Allowance for loan losses	55,865	66,939	70,151	25.6	4.8
Non-performing loans	79,564	72,924	71,351	(10.3)	(2.2)
Net charge-offs annualized	0.10%	0.05%	0.05%	(5)	—
Allowance for loan losses to total loans	0.65	0.69	0.69	4	—
Allowance for loan losses to non-performing loans	70.2	91.8	98.3	2,810	650
Provision for loan losses was $4.5 million for the second quarter of 2017 compared to $4.5 million in the linked quarter and $5.0 million in the same period a year ago. In the second quarter of 2017, provision for loan losses was $3.2 million in excess of net charge-offs of $1.3 million. Allowance coverage ratios were 0.69% of total loans and 98.3% of non-performing loans at June 30, 2017. Non-performing loans decreased by $1.6 million to $71.4 million at June 30, 2017.
Aggregate exposure to taxi medallion relationships as of June 30, 2017 was $48.6 million. This represented a decrease of $1.1 million relative to the linked quarter as a result of repayments.

Capital

($ in thousands, except share and per share data)	As of			Change % / bps
	6/30/2016	3/31/2017	6/30/2017	Y-o-Y	Three months
Total stockholders’ equity	$1,735,994	$1,888,613	$1,931,383	11.3%	2.3%
Goodwill and intangible assets	769,125	760,698	758,484	(1.4)	(0.3)
Tangible stockholders’ equity	$966,869	$1,127,915	$1,172,899	21.3	4.0
Common shares outstanding	130,620,463	135,604,435	135,658,226	3.9	—
Book value per share	$13.29	$13.93	$14.24	7.1	2.2
Tangible book value per share[7]	7.40	8.32	8.65	16.9	4.0
Tangible equity to tangible assets[7]	7.86%	8.12%	8.02%	16	(10)
Estimated Tier 1 leverage ratio - Company	8.36	8.89	8.72	36	(17)
Estimated Tier 1 leverage ratio - Bank	8.84	8.99	8.89	5	(10)
7 See a reconciliation of this non-GAAP financial measure on page 16.

The increase in stockholders’ equity of $42.8 million to $1.9 billion as of June 30, 2017 compared to March 31, 2017 was mainly due to net income of $42.4 million. Also contributing to the increase was a decline in accumulated other comprehensive loss of $7.4 million due to an increase in the fair value of our available for sale securities portfolio. Stock-based compensation activity increased stockholders’ equity by $2.5 million. These increases were partially offset by declared dividends of $9.5 million.

Total goodwill and other intangible assets were $758.5 million at June 30, 2017, a decrease of $2.2 million compared to March 31, 2017, which was due to amortization of intangibles.

For the quarter ended June 30, 2017, basic and diluted weighted average common shares outstanding increased to 135.3 million and 135.9 million, respectively, compared to 135.2 million and 135.8 million, respectively, for the quarter ended March 31, 2017. The increase in the diluted weighted average shares was mainly due to option exercises and grants to newly hired personal. Total common shares outstanding at June 30, 2017 were approximately 135.7 million.
Tangible book value per share7 was $8.65 at June 30, 2017, which represented an increase of 16.9% over a year ago.

Conference Call Information
Sterling Bancorp will host a teleconference and webcast on Wednesday, July 26, 2017 at 10:30 AM Eastern Time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (888) 352-6809, Conference ID #2247191. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: our ability to obtain regulatory approvals and meet other closing conditions to the merger with Astoria on the expected terms and schedule; delay in closing the Astoria merger; difficulties and delays in integrating Astoria’s business or fully realizing cost savings and other benefits; business disruption following the Astoria transaction; to grow revenues faster than we grow expenses, a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; including our ability to effectively deploy recently raised capital; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2017. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	6/30/2016	12/31/2016	6/30/2017
Assets:
Cash and cash equivalents	$258,326	$293,646	$282,167
Investment securities	2,980,059	3,118,838	3,552,176
Loans held for sale	57,249	41,889	—
Portfolio loans:
Commercial and industrial	3,639,169	4,171,950	4,619,789
Commercial real estate	3,782,659	4,144,018	4,430,985
Acquisition, development and construction	207,868	230,086	223,713
Residential mortgage	673,208	697,108	692,562
Consumer	291,391	284,068	265,268
Total portfolio loans, gross	8,594,295	9,527,230	10,232,317
Allowance for loan losses	(55,865)	(63,622)	(70,151)
Total portfolio loans, net	8,538,430	9,463,608	10,162,166
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	102,855	135,098	160,241
Accrued interest receivable	35,106	43,319	47,548
Premises and equipment, net	60,797	57,318	57,794
Goodwill	696,600	696,600	696,600
Other intangibles	72,525	66,353	61,884
Bank owned life insurance	196,665	199,889	202,911
Other real estate owned	16,590	13,619	10,198
Other assets	50,046	48,270	142,991
Total assets	$13,065,248	$14,178,447	$15,376,676
Liabilities:
Deposits	$9,785,556	$10,068,259	$10,502,710
FHLB borrowings	1,074,492	1,791,000	2,290,000
Other borrowings	28,202	16,642	122,596
Senior notes	99,099	76,469	76,635
Subordinated notes	108,161	172,501	172,607
Mortgage escrow funds	14,283	13,572	16,431
Other liabilities	219,461	184,821	264,314
Total liabilities	11,329,254	12,323,264	13,445,293
Stockholders’ equity:
Common stock	1,367	1,411	1,411
Additional paid-in capital	1,503,027	1,597,287	1,592,299
Treasury stock	(69,355)	(66,188)	(61,576)
Retained earnings	290,025	349,308	415,617
Accumulated other comprehensive income (loss)	10,930	(26,635)	(16,368)
Total stockholders’ equity	1,735,994	1,855,183	1,931,383
Total liabilities and stockholders’ equity	$13,065,248	$14,178,447	$15,376,676

Shares of common stock outstanding at period end	130,620,463	135,257,570	135,658,226
Book value per share	$13.29	$13.72	$14.24
Tangible book value per share[1]	7.40	8.08	8.65
1 See reconciliation of non-GAAP financial measures beginning on page 16.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Six Months Ended
	6/30/2016	3/31/2017	6/30/2017	6/30/2016	6/30/2017
Interest and dividend income:
Loans and loan fees	$96,658	$104,570	$111,840	$185,692	$216,410
Securities taxable	10,662	12,282	13,113	22,678	25,395
Securities non-taxable	5,871	7,618	7,791	9,750	15,409
Other earning assets	1,118	1,530	1,519	2,195	3,049
Total interest and dividend income	114,309	126,000	134,263	220,315	260,263
Interest expense:
Deposits	8,328	9,508	10,905	14,737	20,413
Borrowings	5,601	7,702	10,100	11,688	17,802
Total interest expense	13,929	17,210	21,005	26,425	38,215
Net interest income	100,380	108,790	113,258	193,890	222,048
Provision for loan losses	5,000	4,500	4,500	9,000	9,000
Net interest income after provision for loan losses	95,380	104,290	108,758	184,890	213,048
Non-interest income:
Accounts receivable / factoring commissions and other fees	4,156	3,769	4,137	8,650	7,906
Mortgage banking income	2,367	271	130	4,369	401
Deposit fees and service charges	4,084	3,335	3,249	8,574	6,584
Net gain (loss) on sale of securities	4,474	(23)	(230)	4,191	(253)
Bank owned life insurance	1,281	1,370	1,652	2,608	3,022
Investment management fees	934	231	323	2,058	554
Other	3,146	3,883	4,357	5,422	8,240
Total non-interest income	20,442	12,836	13,618	35,872	26,454
Non-interest expense:
Compensation and benefits	31,336	31,391	31,394	61,356	62,785
Stock-based compensation plans	1,747	1,736	1,897	3,287	3,633
Occupancy and office operations	8,810	8,134	8,833	18,092	16,967
Amortization of intangible assets	3,241	2,229	2,187	6,294	4,416
FDIC insurance and regulatory assessments	2,300	1,888	2,034	4,558	3,922
Other real estate owned, net	541	1,676	112	1,123	1,788
Merger-related expenses	—	3,127	1,766	266	4,893
Charge for asset write-downs, retention and severance	—	—	603	2,485	603
Loss on extinguishment of borrowings	—	—	—	8,716	—
Other	11,665	10,169	10,831	22,394	21,000
Total non-interest expense	59,640	60,350	59,657	128,571	120,007
Income before income tax expense	56,182	56,776	62,719	92,191	119,495
Income tax expense	18,412	17,709	20,319	30,655	38,028
Net income	$37,770	$39,067	$42,400	$61,536	$81,467
Weighted average common shares:
Basic	130,081,465	135,163,347	135,317,866	129,953,397	135,241,034
Diluted	130,688,729	135,811,721	135,922,897	130,522,021	135,867,861
Earnings per common share:
Basic earnings per share	$0.29	$0.29	$0.31	$0.47	$0.60
Diluted earnings per share	0.29	0.29	0.31	0.47	0.60
Dividends declared per share	0.07	0.07	0.07	0.14	0.14

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	6/30/2016	9/30/2016	12/31/2016	3/31/2017	6/30/2017
Total assets	$13,065,248	$13,617,228	$14,178,447	$14,659,337	$15,376,676
Tangible assets [1]	12,296,123	12,851,370	13,415,494	13,898,639	14,618,192
Securities available for sale	1,613,013	1,417,617	1,727,417	1,941,671	2,095,872
Securities held to maturity	1,367,046	1,380,100	1,391,421	1,474,724	1,456,304
Portfolio loans	8,594,295	9,168,741	9,527,230	9,763,967	10,232,317
Goodwill	696,600	696,600	696,600	696,600	696,600
Other intangibles	72,525	69,258	66,353	64,098	61,884
Deposits	9,785,556	10,197,253	10,068,259	10,251,725	10,502,710
Municipal deposits (included above)	1,184,231	1,551,147	1,270,921	1,391,221	1,297,244
Borrowings	1,309,954	1,451,526	2,056,612	2,328,576	2,661,838
Stockholders’ equity	1,735,994	1,765,160	1,855,183	1,888,613	1,931,383
Tangible equity [1]	966,869	999,302	1,092,230	1,127,915	1,172,899
Quarterly Average Balances
Total assets	12,700,038	13,148,201	13,671,676	14,015,953	14,704,793
Tangible assets [1]	11,929,107	12,380,448	12,907,133	13,253,877	13,944,946
Loans, gross:
Commercial real estate (includes multi-family)	3,694,162	3,823,853	3,963,216	4,190,817	4,396,281
Acquisition, development and construction	197,489	215,798	224,735	237,451	251,404
Commercial and industrial:
Traditional commercial and industrial	1,229,473	1,274,194	1,383,013	1,410,354	1,497,005
Asset-based lending[2]	636,383	640,931	700,285	713,438	737,039
Payroll finance[2]	187,887	162,938	218,365	217,031	225,080
Warehouse lending[2]	301,882	404,156	551,746	379,978	430,312
Factored receivables[2]	183,051	200,471	231,554	184,859	181,499
Equipment financing[2]	630,922	652,531	586,078	595,751	660,404
Public sector finance[2]	226,929	350,244	361,339	370,253	441,456
Total commercial and industrial	3,396,527	3,685,465	4,032,380	3,871,664	4,172,795
Residential mortgage	729,685	727,304	729,834	700,934	697,441
Consumer	295,666	292,088	287,267	280,650	268,502
Loans, total[3]	8,313,529	8,744,508	9,267,290	9,281,516	9,786,423
Securities (taxable)	2,032,518	1,838,775	1,789,553	2,016,752	2,142,168
Securities (non-taxable)	837,133	1,098,933	1,183,857	1,256,906	1,292,367
Other interest earning assets	375,244	333,622	325,581	334,404	341,895
Total earning assets	11,558,424	12,015,838	12,566,281	12,889,578	13,562,853
Deposits:
Non-interest bearing demand	3,059,562	3,196,204	3,217,156	3,177,448	3,185,506
Interest bearing demand	2,016,365	2,107,669	2,116,708	1,950,332	1,973,498
Savings (including mortgage escrow funds)	809,123	827,647	798,090	797,386	816,092
Money market	3,056,188	3,174,536	3,395,542	3,681,962	3,725,257
Certificates of deposit	620,759	609,438	633,526	579,487	584,996
Total deposits and mortgage escrow	9,561,997	9,915,494	10,161,022	10,186,615	10,285,349
Borrowings	1,304,442	1,324,001	1,517,482	1,799,204	2,313,992
Stockholders’ equity	1,711,902	1,751,414	1,805,790	1,869,085	1,913,933
Tangible equity [1]	940,971	983,661	1,041,247	1,107,009	1,154,086

[1] See a reconciliation of this non-GAAP financial measure on page 16.
[2] Asset-based lending, payroll finance, warehouse lending, factored receivables, equipment finance and public sector finance comprise our commercial finance loan portfolio.
[3] Includes loans held for sale, but excludes allowance for loan losses.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Share Data	6/30/2016	9/30/2016	12/31/2016	3/31/2017	6/30/2017
Basic earnings per share	$0.29	$0.29	$0.31	$0.29	$0.31
Diluted earnings per share	0.29	0.29	0.31	0.29	0.31
Adjusted diluted earnings per share, non-GAAP [1]	0.27	0.29	0.30	0.31	0.33
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Book value per share	13.29	13.49	13.72	13.93	14.24
Tangible book value per share[1]	7.40	7.64	8.08	8.32	8.65
Shares of common stock o/s	130,620,463	130,853,673	135,257,570	135,604,435	135,658,226
Basic weighted average common shares o/s	130,081,465	130,239,193	132,271,761	135,163,347	135,317,866
Diluted weighted average common shares o/s	130,688,729	130,875,614	132,995,762	135,811,721	135,922,897
Performance Ratios (annualized)
Return on average assets	1.20%	1.13%	1.19%	1.13%	1.16%
Return on average equity	8.87%	8.50%	9.03%	8.48%	8.89%
Return on average tangible assets, as reported [1]	1.27%	1.20%	1.26%	1.20%	1.22%
Return on average tangible equity, as reported [1]	16.14%	15.13%	15.66%	14.31%	14.74%
Return on average tangible assets, as adjusted [1]	1.19%	1.21%	1.23%	1.27%	1.28%
Return on average tangible equity, as adjusted [1]	15.14%	15.28%	15.27%	15.19%	15.43%
Efficiency ratio, as adjusted [1]	47.19%	45.76%	43.35%	43.73%	41.97%
Analysis of Net Interest Income
Accretion income on acquired loans	$4,088	$4,381	$4,504	3,482	$2,888
Yield on loans	4.68%	4.57%	4.49%	4.57%	4.58%
Yield on investment securities - tax equivalent [2]	2.76%	2.74%	2.81%	2.97%	2.93%
Yield on interest earning assets - tax equivalent [2]	4.09%	4.03%	4.02%	4.09%	4.09%
Cost of interest bearing deposits	0.52%	0.54%	0.53%	0.55%	0.62%
Cost of total deposits	0.35%	0.37%	0.36%	0.38%	0.43%
Cost of borrowings	1.73%	1.75%	1.72%	1.74%	1.75%
Cost of interest bearing liabilities	0.72%	0.74%	0.74%	0.79%	0.89%
Net interest rate spread - tax equivalent basis [2]	3.37%	3.29%	3.28%	3.30%	3.20%
Net interest margin - GAAP basis	3.49%	3.41%	3.40%	3.42%	3.35%
Net interest margin - tax equivalent basis [2]	3.60%	3.53%	3.52%	3.55%	3.47%
Capital
Tier 1 leverage ratio - Company [3]	8.36%	8.31%	8.95%	8.89%	8.72%
Tier 1 leverage ratio - Bank only [3]	8.84%	8.72%	9.08%	8.99%	8.89%
Tier 1 risk-based capital ratio - Bank only [3]	10.70%	10.42%	10.87%	10.79%	10.67%
Total risk-based capital ratio - Bank only [3]	12.37%	12.66%	13.06%	12.95%	12.76%
Tangible equity to tangible assets - Company [1]	7.86%	7.78%	8.14%	8.12%	8.02%
Condensed Five Quarter Income Statement
Interest and dividend income	$114,309	$118,161	$123,075	$126,000	$134,263
Interest expense	13,929	15,031	15,827	17,210	21,005
Net interest income	100,380	103,130	107,248	108,790	113,258
Provision for loan losses	5,000	5,500	5,500	4,500	4,500
Net interest income after provision for loan losses	95,380	97,630	101,748	104,290	108,758
Non-interest income	20,442	19,039	16,057	12,836	13,618
Non-interest expense	59,640	62,256	57,072	60,350	59,657
Income before income tax expense	56,182	54,413	60,733	56,776	62,719
Income tax expense	18,412	16,991	19,737	17,709	20,319
Net income	$37,770	$37,422	$40,996	$39,067	$42,400

[1] See a reconciliation of non-GAAP financial measures beginning on page 16.
[2] Tax equivalent basis represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company’s and Bank’s regulatory reports.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Allowance for Loan Losses Roll Forward	6/30/2016	9/30/2016	12/31/2016	3/31/2017	6/30/2017
Balance, beginning of period	$53,014	$55,865	$59,405	$63,622	$66,939
Provision for loan losses	5,000	5,500	5,500	4,500	4,500
Loan charge-offs[1]:
Traditional commercial & industrial	(429)	(570)	(219)	(687)	(164)
Payroll finance	(28)	—	—	—	—
Factored receivables	(792)	(60)	(267)	(296)	(12)
Equipment financing	(572)	(377)	(576)	(471)	(610)
Commercial real estate	(100)	(630)	(225)	(83)	(944)
Multi-family	(18)	(399)	—	—	—
Acquisition development & construction	—	—	—	—	(22)
Residential mortgage	(209)	(338)	(274)	(158)	(120)
Consumer	(532)	(259)	(313)	(114)	(417)
Total charge offs	(2,680)	(2,633)	(1,874)	(1,809)	(2,289)
Recoveries of loans previously charged-off[1]:
Traditional commercial & industrial	153	381	152	139	523
Asset-based lending	46	—	—	3	1
Payroll finance	28	—	—	—	—
Factored receivables	17	10	10	16	2
Equipment financing	102	123	227	140	146
Commercial real estate	53	111	168	2	98
Acquisition development & construction	104	—	—	136	133
Residential mortgage	1	—	1	149	10
Consumer	27	48	33	41	88
Total recoveries	531	673	591	626	1,001
Net loan charge-offs	(2,149)	(1,960)	(1,283)	(1,183)	(1,288)
Balance, end of period	$55,865	$59,405	$63,622	$66,939	$70,151
Asset Quality Data and Ratios
Non-performing loans (“NPLs”) non-accrual	$79,036	$77,794	$77,163	$72,136	$70,416
NPLs still accruing	528	3,273	1,690	788	935
Total NPLs	79,564	81,067	78,853	72,924	71,351
Other real estate owned	16,590	16,422	13,619	9,632	10,198
Non-performing assets (“NPAs”)	$96,154	$97,489	$92,472	$82,556	$81,549
Loans 30 to 89 days past due	$18,653	$17,683	$15,100	$15,611	$15,070
Net charge-offs as a % of average loans (annualized)	0.10%	0.09%	0.06%	0.05%	0.05%
NPLs as a % of total loans	0.93	0.88	0.83	0.75	0.70
NPAs as a % of total assets	0.74	0.72	0.65	0.56	0.53
Allowance for loan losses as a % of NPLs	70.2	73.3	80.7	91.8	98.3
Allowance for loan losses as a % of total loans	0.65	0.65	0.67	0.69	0.69
Special mention loans	$103,710	$101,784	$104,569	$110,832	$102,996
Substandard loans	125,571	112,551	95,152	101,496	97,476
Doubtful loans	330	932	442	902	895

[1] There were no charge-offs or recoveries on warehouse lending or public sector finance loans during the periods presented.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	March 31, 2017			June 30, 2017
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$3,871,664	$48,237	5.05%	$4,172,795	$52,580	5.05%
Commercial real estate (includes multi-family)	4,190,817	43,186	4.18	4,396,281	45,930	4.19
Acquisition, development and construction	237,451	3,125	5.34	251,404	3,317	5.29
Commercial loans	8,299,932	94,548	4.62	8,820,480	101,827	4.63
Consumer loans	280,650	3,132	4.53	268,502	3,073	4.59
Residential mortgage loans	700,934	6,890	3.93	697,441	6,940	3.98
Total gross loans [1]	9,281,516	104,570	4.57	9,786,423	111,840	4.58
Securities taxable	2,016,752	12,282	2.47	2,142,168	13,113	2.46
Securities non-taxable	1,256,906	11,720	3.73	1,292,367	11,986	3.71
Interest earning deposits	210,800	254	0.49	195,004	302	0.62
FHLB and Federal Reserve Bank stock	123,604	1,276	4.19	146,891	1,217	3.32
Total securities and other earning assets	3,608,062	25,532	2.87	3,776,430	26,618	2.83
Total interest earning assets	12,889,578	130,102	4.09	13,562,853	138,458	4.09
Non-interest earning assets	1,126,375			1,141,940
Total assets	$14,015,953			$14,704,793
Interest bearing liabilities:
Demand and savings[2] deposits	$2,747,718	$3,186	0.47	$2,789,590	$3,875	0.56
Money market deposits	3,681,962	4,944	0.54	3,725,257	5,510	0.59
Certificates of deposit	579,487	1,378	0.96	584,996	1,520	1.04
Total interest bearing deposits	7,009,167	9,508	0.55	7,099,843	10,905	0.62
Senior notes	76,497	1,141	6.05	76,580	1,142	5.98
Other borrowings	1,550,183	4,212	1.10	2,064,840	6,608	1.28
Subordinated notes	172,524	2,349	5.45	172,572	2,350	5.45
Total borrowings	1,799,204	7,702	1.74	2,313,992	10,100	1.75
Total interest bearing liabilities	8,808,371	17,210	0.79	9,413,835	21,005	0.89
Non-interest bearing deposits	3,177,448			3,185,506
Other non-interest bearing liabilities	161,049			191,519
Total liabilities	12,146,868			12,790,860
Stockholders’ equity	1,869,085			1,913,933
Total liabilities and stockholders’ equity	$14,015,953			$14,704,793
Net interest rate spread [3]			3.30%			3.20%
Net interest earning assets [4]	$4,081,207			$4,149,018
Net interest margin - tax equivalent		112,892	3.55%		117,453	3.47%
Less tax equivalent adjustment		(4,102)			(4,195)
Net interest income		$108,790			$113,258
Ratio of interest earning assets to interest bearing liabilities	146.3%			144.1%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	June 30, 2016			June 30, 2017
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$3,396,527	$42,935	5.08%	$4,172,795	$52,580	5.05%
Commercial real estate (includes multi-family)	3,694,162	40,733	4.43	4,396,281	45,930	4.19
Acquisition, development and construction	197,489	2,538	5.17	251,404	3,317	5.29
Commercial loans	7,288,178	86,206	4.76	8,820,480	101,827	4.63
Consumer loans	295,666	3,391	4.61	268,502	3,073	4.59
Residential mortgage loans	729,685	7,061	3.87	697,441	6,940	3.98
Total gross loans [1]	8,313,529	96,658	4.68	9,786,423	111,840	4.58
Securities taxable	2,032,518	10,662	2.11	2,142,168	13,113	2.46
Securities non-taxable	837,133	9,032	4.32	1,292,367	11,986	3.71
Interest earning deposits	272,426	258	0.38	195,004	302	0.62
FHLB and Federal Reserve Bank stock	102,818	860	3.36	146,891	1,217	3.32
Total securities and other earning assets	3,244,895	20,812	2.58	3,776,430	26,618	2.83
Total interest earning assets	11,558,424	117,470	4.09	13,562,853	138,458	4.09
Non-interest earning assets	1,141,614			1,141,940
Total assets	$12,700,038			$14,704,793
Interest bearing liabilities:
Demand and savings[2] deposits	$2,825,488	$2,835	0.40	$2,789,590	$3,875	0.56
Money market deposits	3,056,188	4,152	0.55	3,725,257	5,510	0.59
Certificates of deposit	620,759	1,341	0.87	584,996	1,520	1.04
Total interest bearing deposits	6,502,435	8,328	0.52	7,099,843	10,905	0.62
Senior notes	99,032	1,478	6.00	76,580	1,142	5.98
Other borrowings	1,097,270	2,642	0.97	2,064,840	6,608	1.28
Subordinated notes	108,140	1,481	5.48	172,572	2,350	5.45
Total borrowings	1,304,442	5,601	1.73	2,313,992	10,100	1.75
Total interest bearing liabilities	7,806,877	13,929	0.72	9,413,835	21,005	0.89
Non-interest bearing deposits	3,059,562			3,185,506
Other non-interest bearing liabilities	121,697			191,519
Total liabilities	10,988,136			12,790,860
Stockholders’ equity	1,711,902			1,913,933
Total liabilities and stockholders’ equity	$12,700,038			$14,704,793
Net interest rate spread [3]			3.37%			3.20%
Net interest earning assets [4]	$3,751,547			$4,149,018
Net interest margin - tax equivalent		103,541	3.60%		117,453	3.47%
Less tax equivalent adjustment		(3,161)			(4,195)
Net interest income		$100,380			$113,258
Ratio of interest earning assets to interest bearing liabilities	148.1%			144.1%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend on page 19.
	As of and for the Quarter Ended
	6/30/2016	9/30/2016	12/31/2016	3/31/2017	6/30/2017

The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio[1]:

Total assets	$13,065,248	$13,617,228	$14,178,447	$14,659,337	$15,376,676
Goodwill and other intangibles	(769,125)	(765,858)	(762,953)	(760,698)	(758,484)
Tangible assets	12,296,123	12,851,370	13,415,494	13,898,639	14,618,192
Stockholders’ equity	1,735,994	1,765,160	1,855,183	1,888,613	1,931,383
Goodwill and other intangibles	(769,125)	(765,858)	(762,953)	(760,698)	(758,484)
Tangible stockholders’ equity	966,869	999,302	1,092,230	1,127,915	1,172,899
Common stock outstanding at period end	130,620,463	130,853,673	135,257,570	135,604,435	135,658,226
Stockholders’ equity as a % of total assets	13.29%	12.96%	13.08%	12.88%	12.56%
Book value per share	$13.29	$13.49	$13.72	$13.93	$14.24
Tangible equity as a % of tangible assets	7.86%	7.78%	8.14%	8.12%	8.02%
Tangible book value per share	$7.40	$7.64	$8.08	$8.32	$8.65

The following table shows the reconciliation of reported return on average tangible equity and adjusted return on average tangible equity[2]:

Average stockholders’ equity	$1,711,902	$1,751,414	$1,805,790	$1,869,085	$1,913,933
Average goodwill and other intangibles	(770,931)	(767,753)	(764,543)	(762,076)	(759,847)
Average tangible stockholders’ equity	940,971	983,661	1,041,247	1,107,009	1,154,086
Net income	37,770	37,422	40,996	39,067	42,400
Net income, if annualized	151,910	148,874	163,093	158,438	170,066
Reported return on average tangible equity	16.14%	15.13%	15.66%	14.31%	14.74%
Adjusted net income (see reconciliation on page 17)	$35,414	$37,793	$39,954	$41,461	$44,393
Annualized adjusted net income	142,434	150,350	158,947	168,147	178,060
Adjusted return on average tangible equity	15.14%	15.28%	15.27%	15.19%	15.43%

The following table shows the reconciliation of reported return on tangible assets and adjusted return on tangible assets[3]:

Average assets	$12,700,038	$13,148,201	$13,671,676	$14,015,953	$14,704,793
Average goodwill and other intangibles	(770,931)	(767,753)	(764,543)	(762,076)	(759,847)
Average tangible assets	11,929,107	12,380,448	12,907,133	13,253,877	13,944,946
Net income	37,770	37,422	40,996	39,067	42,400
Net income, if annualized	151,910	148,874	163,093	158,438	170,066
Reported return on average tangible assets	1.27%	1.20%	1.26%	1.20%	1.22%
Adjusted net income (see reconciliation on page 17)	$35,414	$37,793	$39,954	$41,461	$44,393
Annualized adjusted net income	142,434	150,350	158,947	168,147	178,060
Adjusted return on average tangible assets	1.19%	1.21%	1.23%	1.27%	1.28%

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend on page 19.
	As of and for the Quarter Ended
	6/30/2016	9/30/2016	12/31/2016	3/31/2017	6/30/2017
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[4]:

Net interest income	$100,380	$103,130	$107,248	$108,790	$113,258
Non-interest income	20,442	19,039	16,057	12,836	13,618
Total net revenue	120,822	122,169	123,305	121,626	126,876
Tax equivalent adjustment on securities	3,161	3,635	3,860	4,102	4,195
Net (gain) loss on sale of securities	(4,474)	(3,433)	102	23	230
Net (gain) on sale of trust division	—	—	(2,255)	—	—
Adjusted total net revenue	119,509	122,371	125,012	125,751	131,301
Non-interest expense	59,640	62,256	57,072	60,350	59,657
Merger-related expense	—	—	—	(3,127)	(1,766)
Charge for asset write-downs, retention and severance	—	(2,000)	—	—	(603)
Loss on extinguishment of borrowings	—	(1,013)	—	—	—
Amortization of intangible assets	(3,241)	(3,241)	(2,881)	(2,229)	(2,187)
Adjusted non-interest expense	56,399	56,002	54,191	54,994	55,101
Reported operating efficiency ratio	49.4%	51.0%	46.3%	49.6%	47.0%
Adjusted operating efficiency ratio	47.2	45.8	43.3	43.7	42.0

The following table shows the reconciliation of reported net income (GAAP) and adjusted net income (non-GAAP) and adjusted diluted earnings per share[5]:

Income before income tax expense	$56,182	$54,413	$60,733	$56,776	$62,719
Income tax expense	18,412	16,991	19,737	17,709	20,319
Net income (GAAP)	37,770	37,422	40,996	39,067	42,400

Adjustments:
Net (gain) loss on sale of securities	(4,474)	(3,433)	102	23	230
Net (gain) on sale of trust division	—	—	(2,255)	—	—
Merger-related expense	—	—	—	3,127	1,766
Charge for asset write-downs, retention and severance	—	2,000	—	—	603
Loss on extinguishment of borrowings	—	1,013	—	—	—
Amortization of non-compete agreements and acquired customer list intangible assets	969	970	610	396	354
Total adjustments	(3,505)	550	(1,543)	3,546	2,953
Income tax expense (benefit)	1,149	(179)	501	(1,152)	(960)
Total adjustments net of taxes	(2,356)	371	(1,042)	2,394	1,993
Adjusted net income (non-GAAP)	$35,414	$37,793	$39,954	$41,461	$44,393

Weighted average diluted shares	130,688,729	130,875,614	132,995,762	135,811,721	135,922,897
Diluted EPS as reported (GAAP)	$0.29	$0.29	$0.31	$0.29	$0.31
Adjusted diluted EPS (non-GAAP)	0.27	0.29	0.30	0.31	0.33

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	For the Six Months Ended June 30,
	2016	2017

The following table shows the reconciliation of reported net income (GAAP) and adjusted net income (non-GAAP) and adjusted diluted earnings per share[5]:
Income before income tax expense	$92,191	$119,495
Income tax expense	30,655	38,028
Net income (GAAP)	61,536	81,467

Adjustments:
Net (gain) on sale of securities	(4,191)	253
Merger-related expense	266	4,893
Charge for asset write-downs, retention and severance	2,485	603
Loss on extinguishment of borrowings	8,716	—
Amortization of non-compete agreements and acquired customer list intangible assets	1,937	750
Total adjustments	9,213	6,499
Income tax (benefit)	(3,175)	(2,112)
Total adjustments net of taxes	6,038	4,387
Adjusted net income (non-GAAP)	$67,574	$85,854

Weighted average diluted shares	130,522,021	135,867,861
Diluted EPS as reported (GAAP)	$0.47	$0.60
Adjusted diluted EPS (non-GAAP)	0.52	0.63
The non-GAAP / adjusted measures presented above are used by our management and Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP/adjusted financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results. When non-GAAP / adjusted measures are impacted by income tax expense, we present the pre-tax amount for the income and expense items that result in the non-GAAP adjustments and present the income tax expense impact at the effective tax rate in effect for the period presented.
1 Stockholders’ equity as a percentage of total assets, book value per share, tangible equity as a percentage of tangible assets and tangible book value per share provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.
2 Reported return on average tangible equity and adjusted return on average tangible equity measures provide information to evaluate the use of our tangible equity.
3 Reported return on tangible assets and adjusted return on tangible assets measures provide information to help assess our profitability.
4 The reported operating efficiency ratio is a non-GAAP measure calculated by dividing our GAAP non-interest expense by the sum of our GAAP net interest income plus GAAP non-interest income. The adjusted operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense adjusted for intangible asset amortization and certain expenses generally associated with discrete merger transactions and non-recurring strategic plans by the sum of net interest income plus non-interest income plus the tax equivalent adjustment on securities income and elimination of the impact of gain or loss on sale of securities. The adjusted operating efficiency ratio is a measure we use to assess our operating performance.
5 Adjusted net income and adjusted earnings per share present a summary of our earnings which includes adjustments to exclude certain revenues and expenses (generally associated with discrete merger transactions and non-recurring strategic plans) to help in assessing our profitability. Historically we have imputed income tax expense on adjusted earnings at our GAAP earnings effective tax rate. Due to the adoption of a new accounting standard in the second quarter of 2017 that requires vesting of share-based compensation awards be treated as a discrete item in income tax expense, our effective tax rate for GAAP earnings decreased from our estimate for full year 2017 of 32.5% to 32.4% for the quarter ended June 30, 2017. Therefore, for purposes of calculating adjusted net income, we recognized income tax expense at our 2017 anticipated effective tax rate of 32.5%.